Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Symmetry Medical Inc., on Form S-8 (File Number 333-123610) of our report dated June 28, 2011 on our audits of the financial statements of Symmetry Medical Inc. 2004 Employee Stock Purchase Plan as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, which report appears in the December 31, 2010, annual report on Form 11-K of Symmetry Medical Inc. 2004 Employee Stock Purchase Plan.

/s/ BKD, llp

BKD, llp

Fort Wayne, Indiana
June 28, 2011